Exhibit 23.2

KPMG Audit Limited Crown House 4 Par-la-Ville Road Hamilton HM 08 Bermuda	Telephone Fax Internet	+1 441 295 5063 +1 441 295 9132 www.kpmg.bm

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2022, except for Notes 2(b) and 9, as to which the date is March 1, 2023, with respect to the consolidated financial statements and financial statement schedules I to VI of  Enstar Group Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Audit Limited
Hamilton, Bermuda
March 1, 2023